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                                                                    EXHIBIT 16

                     SUPPLEMENTAL EMPLOYMENT AGREEMENT

     This supplemental employment agreement (the "Agreement") is entered into this 28th day of August, 1998 (the "Effective Date") between Alfred J. Stein ("Executive") and VLSI Technology, Inc., a Delaware corporation (the "Company") is intended to supplement that Employment Agreement between the parties entered into on the same date.

     The Company and Executive hereby agree as follows:

     This Agreement shall not supersede or amend in any way that agreement between the Company and Executive entered into as of July 8, 1998 (the "Prior Agreement"), that Employment Agreement between the Company and Executive entered into as of August 28, 1998,(the "Employment Agreement"), and any other agreements, arrangements or programs dealing with Executive's compensation for providing services to the Company.

     In addition to the other compensation and benefits to be provided to Executive under Executive's various agreements, arrangements and programs with the Company, the Company agrees to provide the following benefits on the same terms and conditions as set forth in the Employment Agreement except as otherwise expressly set forth in this Agreement: (1) the installation of a home security system of Executive's choosing for each of Executive's residences either currently owned by Executive or acquired by Executive during the term of the Employment Agreement or within three (3) years thereafter, but in no event later than the sixth anniversary of the effective date of the Employment Agreement, (2) the purchase for Executive of a new car of Executive's choosing, or reimbursement to Executive for the cost of a new car of Executive's choosing if such car has already been purchased, in 1998 and, if the Employment Agreement remains in effect for three years, in 2001,
(3) the provision of a driver/security guard for Executive's use of Executive's choosing and the payment of the periodic service fees for the home security system for Executive's residence or residences during the term of the Employment Agreement, and (4) during the term of the Employment Agreement, the payment for (or reimbursement to Executive of) a country club membership at a club of Executive's choosing and the monthly dues for such club membership.

     The terms of Articles 4 through 7, inclusive, of the Employment Agreement are hereby incorporated into this Agreement by reference.

     IN WITNESS WHEREOF, Executive and a duly authorized representative of the Company have executed this Agreement as of the day and year written above.

VLSI TECHNOLOGY, INC.                  ALFRED J. STEIN


By:     /s/ Robert P. Dilworth                    /s/ Alfred J. Stein
   ---------------------------------    -------------------------------------
Name:   ROBERT P. DILWORTH, MEMBER
        --------------------------
        BOARD OF DIRECTORS
Title:  VLSI TECHNOLOGY, INC.